Exhibit 4.6

Execution Copy

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on June 26, 2009 by and among:

1.                                       Light In The Box Holding Co., Ltd., an exempted company organized under the Laws of the Cayman Islands (the “Company”),

2.                                       Light In The Box Limited, a company limited by shares incorporated under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) (the “HK Subsidiary”),

3.                                       Lanting Jishi Trade (Shenzhen) Co. Ltd. (兰亭集势贸易（深圳）有限公司), a foreign invested commercial enterprise incorporated under the Laws of the PRC (the “FICE”),

4.                                       Each of the individuals and their respective holding company listed on Schedule I attached hereto (each such individual, a “Founder” and collectively, the “Founders”, each such holding company, a “Founder Holding Entity” and collectively, the “Founder Holding Entities”); and

5.                                       Each Person listed on Schedule II hereto (each, an “Investor” and collectively, the “Investors”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                   The Company holds 100% equity interest of the HK Subsidiary which owns 100% registered capital of FICE which in turn Controls Shenzhen Lanting Huitong Technologies, Co., Ltd. (the “Shenzhen Lanting”) by a Captive Structure.

B.                                     The HK Subsidiary is engaged in the business of commercial wholesale, retail, product import, export and logistics, operation of the website of www.lightinthebox.com. The FICE is engaged in the business of commercial wholesale, retail, commission-agency, product import, export and logistics and the Shenzhen Lanting is engaged in the business of development of software and network system platform and consulting services with respect to computer technologies. The Company seeks expansion capital to grow the Business (as defined below) and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

C.                                     The Investors wish to invest in the Company by subscribing for 17,522,725 Series B Preferred Shares (as defined below), to be issued by the Company in aggregate pursuant to the terms and subject to the conditions of this Agreement.

D.                                    The Company wishes to issue and sell 17,522,725 Series B Preferred Shares to the Investors in aggregate pursuant to the terms and subject to the conditions of this Agreement.

E.                                      The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein in connection with the issuance and sale of the Series B Preferred Shares.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                                      Definitions.

1.1                               The following terms shall have the meanings ascribed to them below:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investors’ general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement, the Restricted Share Agreement, the Management Rights Letter and the Indemnification Agreements, each as defined herein.

“Angels” means collectively, Mr. Liu Jun (刘俊), a PRC citizen whose identification card number is 310109197206254418, Mr. Xu Xiaoping (徐小平), a Canadian whose passport number is BA487004, and Mr. Chit Jeremy Chau, a permanent resident of Hong Kong whose passport number is HA0668315.

“Asset Transfer Agreements” means that certain Assets Transfer Agreement (资产转让协议) entered into by and between the FICE and the Shenzhen Lanting dated as of October 23, 2008, and the Assets Transfer Agreement (资产转让协议) entered into by and between Beijing Lanting and the FICE dated as of October 23, 2008.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of Equity Securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Beijing Lanting” means Lanting Jishi (Beijing) Technology, Co., Ltd. (兰亭集势（北京）科技有限公司), a company incorporated under the Laws of the PRC.

“Benefit Plan” means any deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of an employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means the business conducted by the HK Subsidiary as set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC.

“Captive Structure” means the structure under which the FICE Controls the Shenzhen Lanting through the Control Documents.

“Ceyuan” means Ceyuan Ventures II, L.P. and/or Ceyuan Ventures Advisors Fund II, LLC.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Registered IP” means all Intellectual Property for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, any Group Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the following contracts collectively: (i) Exclusive Technology and Consulting Service Agreement (独家技术和咨询服务协议) entered into by and between the FICE and the Shenzhen Lanting dated as of October 23, 2008, (ii) Business Operation Agreement (业务经营协议) entered into by and between the FICE and the Shenzhen Lanting dated as of October 23, 2008, (iii) Share Disposal Agreement (股权处置协议) entered into by and among the FICE, the Shenzhen Lanting and the equity holders of the Shenzhen Lanting dated as of October 23, 2008, and (iv) Share Pledge Agreement (股份质押合同) entered into by and among the FICE, the Shenzhen Lanting and the equity holders of the Shenzhen Lanting dated as of October 23, 2008.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Shares.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Subsidiary, Shenzhen Lanting, and the FICE, together with each Subsidiary of any of the foregoing, except for Beijing Lanting, and “Group” refers to all of Group Companies collectively.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Knowledge” means, with respect to the Warrantors, the actual knowledge of any of the Founders, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors (excluding the directors appointed by Ceyuan), employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Management Rights Letter” means the Management Rights Letter issued by the Company to GSR Ventures III L.P. and Ceyuan on or prior to the Closing, in the form attached hereto as Exhibit A.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any party hereto or thereto (other than the Investors).

“Memorandum and Articles” means the amended and restated memorandum of association of the Company and the amended and restated articles of association of the Company attached hereto as Exhibits B-1 and Exhibit B-2, respectively, to be adopted in accordance with applicable Law on or before the Closing.

“MOFCOM” means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Notice 106” means the Implementing Rules for Circular 75 issued by SAFE on May 31, 2007.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors [«关于外国投资者并购境内企业的规定»] jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006.

“Ordinary Shares” means the Company’s ordinary shares, par value US$1/15000 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company (other than Ceyuan), and any Affiliate or Associate of any of the foregoing.

“Right of First Refusal & Co-Sale Agreement” means the Right of First Refusal & Co-Sale Agreement entered into by and among the parties thereto on or prior to the Closing, in the form attached hereto as Exhibit C.

“Restructuring” means, collectively, the establishment of the Captive Structure, and the transactions contemplated under the Asset Transfer Agreements.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 75, Notice 106, and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$1/15000 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$ 1/15000 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement entered into by and among the parties thereto on or prior to the Closing, in the form attached hereto as Exhibit D.

“Restricted Share Agreement” means the Amended and Restated Restricted Share Agreement entered into by and among the parties thereto on or prior to the Closing, in the form attached hereto as Exhibit E.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation

(including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“U.S. real property holding corporation” has the meaning as defined in the Code.

“Warrantors” means collectively, the Group Companies, the Founders and the Founder Holding Entities.

1.2                       Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 7.5 (i)
Audit Date	Section 3.11
Balance Sheet	Section 3.11
Closing	Section 2.2 (i)
Company	Preamble
Company IP	Section 3.19 (i)
Compliance Laws	Section 3.16 (i)

Disclosure Schedule	Section 3
Dispute	Section 7.5 (i)
Shenzhen Lanting	Recital
ESOP	Section 3.2 (i)
FICE	Preamble
Financial Statements	Section 3.11
Founders/Founder	Preamble
HKIAC	Section 7.5 (ii)
HKIAC Rules	Section 7.5 (ii)
Hong Kong (HK Subsidiary)	Preamble
Indemnification Agreement	Section 5.7
Investor/Investors	Preamble
Lease	Section 3.17 (ii)
Licenses	Section 3.19 (v)
Material Contracts	Section 3.15 (i)
Party/Parties	Preamble
Principal Tribunal	Section 7.5 (ix) (1)
Proceeds	Section 2.3
Purchase Price	Section 2.1
Representatives	Section 3.16 (i)
Required Consents	Section 3.8 (iii)
SEC	Section 4.3
Shares	Section 2.1
Statement Date	Section 3.11

2.                              Purchase and Sale of Shares.

2.1                       Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor, that number of Series B Preferred Shares set forth opposite such Investor’s name on Schedule II attached hereto (the “Shares”), with each Investor to pay as consideration for such Shares the aggregate purchase price set forth opposite such Investor’s name on Schedule II attached hereto (the “Purchase Price”).

2.2                       Closing

(i)                        Closing. The consummation of the sale and issuance of the Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than three (3) Business Days after all closing conditions specified in Section 5 and Section 6 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Investors shall mutually agree in writing.

(ii)                     Deliveries by the Company at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Section 5, the Company shall deliver to each Investor (x) the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to the Investor of the Shares being purchased by such Investor at the Closing, (y) the updated register of directors of each of the Company and the HK Subsidiary, certified by the registered agent of the Company and the secretary of the HK Subsidiary, respectively, evidencing the appointment of the directors as contemplated by Section 5.9 hereof and a copy of the appointment letters appointing the directors to the board of directors of the FICE as contemplated by Section 5.9 hereof, and (z) duly executed certificate or certificates issued in the name of such Investor representing the Shares being purchased by such Investor at the Closing.

(iii)                  Deliveries by the Investors at Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 5 below, each Investor shall pay the Purchase Price, by wire transfer of immediately available funds in U.S. dollars to an account designated by the Company.

2.3                       Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Shares (the “Proceeds”) as investment capital of the HK Subsidiary which shall be subsequently used by the HK Subsidiary (i) for purpose of its business expansion, capital expenditures and general working capital needs, or (ii) as capital contribution by the HK Subsidiary into the FICE or a shareholder loan lent by the HK Subsidiary to the FICE for purpose of business expansion, capital expenditures and general working capital needs of the FICE. The Proceeds shall not be used in the payment of any debts or obligations of any Group Company or its subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose without the prior consent of each Investor.

2.4                       Waiver of Participation Rights. By execution and delivery of this Agreement, Ceyuan hereby waives all of its rights under the Shareholders Agreement with the Company and certain other parties dated as of October 23, 2008 in relation to the issuance of the Shares by the Company to GSR Ventures III, L.P. hereunder, including any right of participation, right of first refusal, right to receive any notice, and any other right in connection with such issuance.

3.                              Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Schedule III (the “Disclosure Schedule”), each of the Warrantors jointly and severally represents and warrants to the Investors that:

3.1                       Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities (a true and complete copy of which has been delivered to the Investors), and has, since its establishment, carried on its business materially in compliance with the business scope set form in its business license.

3.2                    Capitalization and Voting Rights.

(i)                           Company. The authorized share capital of the Company is and immediately prior to the Closing shall be US$50,000 divided into (i) a total of 717,477,275 authorized Ordinary Shares, 36,108,965 of which are issued and outstanding, and 4,444,445 of which have been reserved for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to an equity incentive plan of the Company (the “ESOP”) to be adopted after the Closing; (ii) a total of 15,000,000 authorized Series A Preferred Shares, all of which are issued and outstanding; and (iii) a total of 17,522,725 authorized Series B Preferred Shares, none of which are issued and outstanding. Section 3.2(i) of the Disclosure Schedule set form the capitalization table of each Group Company as of immediately prior to the Closing, and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of such Group Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto.

(ii)                        HK Subsidiary. The authorized share capital of the HK Subsidiary is and immediately prior to and following the Closing shall be HK$10,000, divided into 10,000 shares of HK$1.00 each, 100 of which are issued and outstanding and held by the Company.

(iii)                     FICE and Shenzhen Lanting. The registered capital of each of the FICE and the Shenzhen Lanting is set forth opposite its name on Section 3.2(iii) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(iv)                    Other Group Companies. The authorized and outstanding Equity Securities of each other Group Company is set forth on Section 3.2(iv) of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(v)                       No Other Securities. Except for (a) the conversion privileges of the Series A Preferred Share and the Series B Preferred Shares, (b) certain rights provided in the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement, the Restricted Share Agreement, the Memorandum and Articles and (c) certain rights provided in the Control Documents, (1) there are no and at the Closing there shall be no authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents and the Control Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(vi)                    Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts and are fully paid (which, in the case of PRC entities, shall be fully paid in accordance with its articles of association) and non-assessable. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued and fully paid (or subscribed for) in accordance with its articles of association, is nonassessable, and is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Control Documents, Ancillary Agreements and applicable Laws). No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract, or any Laws, by which each such Group Company at the time of issuance or subscription was bound. Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, or (c) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.

33                       Corporate Structure; Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies and the Founders and the Angels. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. Each Group Company is engaged in the business as set forth in the Recitals and has no other business. The Company was formed solely to acquire and hold the equity interests in the HK Subsidiary and since its formation has not engaged in any other business and has not incurred any Liability. The HK Subsidiary is the main operational entity of the Group and owns all Intellectual Property related to the business of the Group. Beijing Lanting is not engaged in any of the business conducted by the Group and does not have any assets in relation to any of such business or any Contract with any Group Company except for (i) the Asset Transfer Agreement with the FICE dated October 23, 2008, (2) the Services Contract and the Software Development Agreement with the HK Subsidiary dated October 5, 2008, the true and complete copies of which have been provided to the Investors and (3) other documents between Beijing Lanting and any Group Company which have been disclosed to the Investors. Guo Quji, Liu Jun, Wen Xin, Zhang Liang and Xu Xiaoping collectively own 100% registered capital of Beijing Lanting.

3.4                    Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Investors) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5                    Valid Issuance of Shares. The Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Ancillary Agreements). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6                    Consents; No Conflicts. All Consents from any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, or give any Person rights of termination, amendment, acceleration or cancellation under, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any

Group Company (including without limitation, any indebtedness of such Group Company), or trigger any preemptive right or transfer restriction, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company other than Permitted Liens.

3.7                    Offering. Subject in part to the accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.

3.8                    Compliance with Laws; Consents.

(i)                           Each Group Company is, and has been, in compliance in all material respects with all applicable Laws. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. To the Knowledge of the Warrantors, no Group Company is under investigation with respect to a material violation of any Law.

(ii)                        The Restructuring has been duly completed in accordance with all applicable Laws. Neither the Restructuring nor the Controlling Documents violates any applicable Laws (including without limitation, SAFE Rules and Regulations, Order No. 10 and any other applicable PRC rules and regulations).

(iii)                     All Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from MOFCOM (or any predecessors thereof), SAIC, SAFE, the Ministry of Information Industry, the Ministry of Culture, Press and Publication Administration, the any Tax bureau, customs authorities, product registration authorities, and health regulatory authorities and the local counterpart thereof, as applicable (collectively, the “Required Consents”), have been duly obtained or completed in accordance with all applicable Laws. Section 3.8(iii) of the Disclosure Schedule is a complete list of such Required Consents, together with the name of the entity issuing each such Required Consent.

(iv)                    No Required Consent contains any materially burdensome restrictions or conditions, and each Required Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default in any material respect under any Required Consent. To the Knowledge of the Warrantors, there is no reason to believe that any Required Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

(v)                       Each of the Founders and Angels who is a PRC citizen has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. No Group Company has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

3.9                    Tax Matters.

(i)                           Each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

(ii)                        Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. To the Knowledge of the Warrantors, no written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iii)                  The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date (as defined below), no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(iv)                 No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. Except for the withholding duties of Taxes in accordance with applicable laws, no Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(v)                       All Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(vi)                    No Group Company is or has ever been a PFIC or CFC or a United States real property holding corporation. No Group Company anticipates, based on its operations through March 31, 2009 that it will become a PFIC or CFC or a United States real property holding corporation for the current taxable year and any future taxable year.

(vii)              The Company is treated as a corporation for U.S. federal income tax purposes.

3.10                Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company has been in compliance with its Charter Documents in all material respects, and none of the Group Companies has violated or breached any of their respective Charter Documents which may result in any Material Adverse Effect. Each Group Company has made available to the Investors or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice.

3.11                Financial Statements. Section 3.11 of the Disclosure Schedule sets forth the audited consolidated balance sheet and statements of operations and cash flows for the Group as of and for the twelve-months ending December 31, 2008 (the “Audit Date”) and the unaudited consolidated balance sheet (the “Balance Sheet”) and statements of operations and cash flows for the Group as of and for the five-month period ending May 31, 2009 (the “Statement Date”) (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the Group, (ii) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (iii) were prepared in accordance with applicable local general accepted accounting principles of each Group Company respectively, applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with applicable local general accepted accounting principles), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies to the Knowledge of the Warrantors.

3.12                Changes. Since the Audit Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

(i)                        any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(ii)                     any waiver, termination, settlement or compromise of a valuable right or of a debt, other than those in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect on any Group Company;

(iii)                  any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any material indebtedness or guarantee, or the making of any loan or advance (other than (x) the reasonable and normal advances to employees for bona fide expenses (y) the loan or advance to suppliers or customers, in each case that are incurred in the ordinary course of business consistent with its past practice), or the making of any material investment or capital contribution;

(iv)                 any amendment to any Material Contract, any entering of any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(v)                    any material change in any compensation arrangement or Contract with any employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan, other than any change incurred in the ordinary course of business consistent with its past practice;

(vi)                 any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(vii)              any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(viii)           any material change in accounting methods or practices or any revaluation of any of its assets;

(ix)                   except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(x)                      any commencement or settlement of any material Action;

(xi)                   any sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(xii)                any resignation or termination of any Founder of any Group Company or any material group of employees of any Group Company;

(xiii)             any transactions with Related Parties; or

(xiv)            any agreement or commitment to do any of the things described in this Section 3.12.

3.13                Actions. There is no Action pending or, to the Knowledge of the Warrantors, threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the Knowledge of the Warrantors, any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company, nor to the Knowledge of the Warrantors is there any basis for any of the foregoing. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. To the Knowledge of the Warrantors, no Governmental Authority has at any time materially challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business of any Group Company.

3.14                Liabilities. No Group Company has any Liabilities except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$30,000 in the aggregate. None of the Group Companies has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person.

3.15                Commitments.

(i)                        Section 3.15(i) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of USD200,000 individually or in the aggregate per annum or that is not terminable upon thirty (30) days notice without incurring any penalty or obligation, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party, (g) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than USD200,000 per annum), including without limitation, the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (1) is between the Shenzhen Lanting and another Group Company, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefits Plan, (o) is a Control Document, or (p) otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

(ii)                     A true, fully-executed copy of each Material Contract (and a written summary of each non-written Material Contract) has been delivered to the Investors. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.16                Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(i)                        Each Group Company, and to the Knowledge of each Group Company, its respective directors (excluding the directors appointed by Ceyuan), officers, employees, agents and other persons acting on its behalf (collectively, “Representatives”) are familiar with and are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. Person. Without limiting the foregoing, neither any Group Company nor, to the Knowledge of the Group Company, any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(a)               the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(b)              the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(c)               the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(d)              the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)                     No Group Company or to the Knowledge of the Group Company, its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery.

(iii)                  No Group Company or, to the Knowledge of the Group Company, Representative is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.17                Title; Properties.

(i)                        Title; Personal Property. The Group Companies have good and valid title to, or a valid leasehold interest in or right to use, all of their assets, whether real, personal or mixed, purported to be owned by them (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens, other than Permitted Liens. The foregoing assets, rights and properties collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods covered by the Financial Statements and as presently conducted. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(ii)                     Real Property. No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 3.17(ii) of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.17(ii) of the Disclosure Schedule are true and complete. Each Lease constitutes the entire agreement with respect to the property demised thereunder. To the Knowledge of the Warrantors, the lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease, including without limitation any Consents required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no claim asserted or, to the Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted. There exists no pending or, to the Knowledge of the Warrantors, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of such leasehold interests. To the Knowledge of the Warrantors, there are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases.

3.18                Related Party Transactions. No Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect ownership interest in any Group Company other than as set forth in Section 3.2(i), (iii) and (iv) of the Disclosure Schedule, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). To the Knowledge of the Warrantors, no Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies), or any Contract to which a Group Company is a party or by which it may be bound or affected.

3.19                Intellectual Property Rights.

(i)                        Company IP. Each Group Company owns or has the rights to use or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. For the purposes of this Agreement, “Company Owned IP” means Intellectual Property owned by the Group Companies. Section 3.19(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(ii)                     IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or, to the Knowledge of the Warrantors, any of its employees, officers or directors (excluding the directors appointed by Ceyuan) has taken any actions or failed to take any actions that would cause any material Company Owned IP to be invalid, unenforceable or not subsisting. To the Knowledge of the Warrantors, no funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company IP. No material Company Owned IP is the subject of any Lien, license or other Contract to which any Group Company is a party granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Registered IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Company Registered IP. Each Founder has assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the business conducted by the Group Companies. No Group Company has (a) transferred or assigned any material Company IP; (b) authorized the joint ownership of, any material Company IP; or (c) permitted the rights of any Group Company in any material Company Registered IP to lapse or enter the public domain.

(iii)                  Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, provided that the forgoing representations and warranties under this Section 3.19(iii) shall not be applied to any violation, infringement or misappropriation of any Intellectual Property of any other Person caused by or arising from any products produced by any third party and distributed or sold by any Group Company, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company Owned IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has challenged the ownership or use of the Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)                 Assignments and Prior IP. All material inventions and material know-how conceived by employees, consultants and independent contractors of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, consultants and independent contractors of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. To the Knowledge of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Persons, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of the Warrantors, none of the employees, consultants or independent contractors currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v)                    Licenses. Section 3.19(v) of the Disclosure Schedule contains a complete and accurate list of (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the business conducted by the Group Companies in the ordinary course of business consistent with past practice (collectively, the “Licenses”). The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(vi)                 Protection of IP. Each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard material Company Owned IP and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current officers and employees of any Group Company have executed and delivered to such Group Company an agreement requiring the protection of such trade secret or proprietary information. To the extent that any Company Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(vii)              No Public Software. No material Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.20                Labor and Employment Matters.

(i)                        Each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Warrantors threatened, and there has not been in the last three (3) years, any Action relating to the violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(ii)                     Section 3.20(ii) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Warrantors, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in Section 3.20(ii) of the Disclosure Schedule is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or threatened Actions involving any Benefit Plan listed in Section 3.20(ii) of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(iii)                  There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(iv)                 Section 3.20(iv) of the Disclosure Schedule enumerates each Founder along with each such individual’s title and current compensation rate. Each Founder is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. No Founder is subject to any covenant restricting him/her from working for any Group Company. To the Knowledge of the Warrantors, no Founder is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Founder is currently working or, plans to work for any other Person that competes with any Group Company, whether or not such Founder is or will be compensated by such Person. No Founder or any organized group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Founder or any organized group of employees.

3.21                Insurance. Each Group Company has in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

3.22                Customers and Suppliers. Section 3.22 of the Disclosure Schedule is a correct list of each of the top ten (10) business customers and top ten (10) suppliers (with related or affiliated Persons aggregated for purposes hereof) of the Group for the year ended December 31, 2008 and for the five-month period ended May 31, 2008, together with the aggregate amount of revenues received or purchases made from such business partners during such periods. To the Knowledge of the Warrantors, each such supplier can in all material respects provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group’s business consistent with prior practice. No Group Company has experienced or been notified of any material shortage in goods or services provided by its suppliers and has no reason to believe that any Person listed on Section 3.22 of the Disclosure Schedule would not continue to provide to, or purchase from, respectively, or that it would otherwise materially alter its business relationship with, the Group at any time after the Closing on terms substantially similar to those in effect on the date hereof. There is not currently any dispute pending between the Group and any Person listed on Section 3.22 of the Disclosure Schedule.

3.23                Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with applicable general accepted accounting principles and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets of it is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) any personal assets or bank accounts of the employees, directors, officers are not mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

3.24                No Brokers. Neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.25                Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading Except as set forth in this Agreement or the Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investors in writing and of which any of its officers, directors (excluding the directors appointed by Ceyuan) or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

4.                              Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

4.1                       Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by such Investor (to the extent such Investor is a party and constitute valid and legally binding obligations of such Investor), enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2                       Purchase for Own Account. The Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3                       Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the applicable Shares and can bear the economic risk of its investment in the Shares.

4.4                       Restricted Securities. The Investor understands that the Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

4.5                       No Brokers. Neither such Investor nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

5.                              Conditions of the Investors’ Obligations at the Closing. The obligations of each Investor to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Investor on or prior to the Closing, or waiver by such Investor, of the following conditions:

5.1                       Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall be true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

5.2                       Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

5.3                       Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Shares, and any waivers of rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Transaction Documents, if any) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investors.

5.4                       Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and each Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5                       Memorandum and Articles. The Memorandum and Articles, in the forms attached hereto as Exhibit B-l and Exhibit B-2, respectively, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company and shall have been duly filed with the appropriate authority(ies) of the Cayman Islands, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing, and a confirmation from the corporate agent of the Company with respect to the filing of the Memorandum and Articles thereof shall have been delivered to the Investors.

5.6                       Transaction Documents. Each of the parties to the Transaction Documents, other than the Investors, shall have executed and delivered such Transaction Documents to the Investors.

5.7                       Indemnification Agreements. The Company shall have delivered to each Investor copies of indemnification agreements between the Company and each director of the Company designated by such Investor, in each case duly executed by the Company (each, an “Indemnification Agreement”) in form and substance attached hereto as Exhibit F.

5.8                       Completion of SAFE Registration; Compliance. Prior to the Closing, each Founder and Angel shall have complied with the SAFE Rules and Regulations and, if applicable, fully completed their reporting obligations thereunder with respect to their holding of shares direct or indirect holding of shares in the Group Companies, if applicable, and the Investors shall have been provided with proof reasonably satisfactory to the Investors of such compliance with the SAFE Rules and Regulations. Each Group Company shall be have been in compliance with all applicable Laws in connection with the conduct of their respective business, including but not limited to the laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, intellectual property rights, labor and social welfare, and taxation.

5.9                       Board of Directors. The Company shall have taken all necessary corporate action such that immediately following the Closing the board of directors of each Group Company shall have seven (7) members, which members shall be GUO Quji, WEN Xin, ZHANG Liang, LIU Jun, YUAN Ye, FENG Bo and Richard LIM, and relevant resolutions and/or the appointment letters thereof shall have been delivered to the Investors.

5.10                Option Pool. On or prior to the Closing, the Board of Directors and the shareholders of the Company shall have duly reserved 4,444,445 Ordinary Shares to be issued to the Company’s employees, consultants, officers or directors in accordance with the ESOP to be adopted following the Closing.

5.11                Share Charge. The Company shall have delivered to the Investors an updated register of charges of the Company providing for the termination of any charge over shares of the HK Subsidiary by the Company in favor of any Person.

5.12                Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement. Each Founder shall have entered into an employment agreement and a confidentiality, non-compete and invention assignment agreement or an employment agreement containing confidentiality, non-compete and invention assignment provisions in a form reasonably satisfactory to the Investors, and the evidence thereof shall have been delivered to the Investors.

5.13                No Material Adverse Effect. There shall have been no Material Adverse Effect since the Audit Date.

5.14                Legal Opinion. Charles Chu & Kenneth Sit, solicitors, the Hong Kong counsel of the Company and the HK Subsidiary shall have delivered to the Investors a legal opinion in the form attached as Exhibit G hereto.

5.15                Due Diligence. Each Investor shall have completed their business, legal, financial due diligence investigation of the Group Companies to their reasonable satisfaction.

5.16                Closing Certificate. The chief executive officer of the Company shall have executed and delivered to each Investor at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in Sections 5.1, 5.2, 5.3, 5.5, 5.8, 5.9, 5.10, 5.12, and 5.13, have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and boards of directors of each of the Company, HK Subsidiary and the FICE related to the transactions contemplated hereby, and (c) good standing certificates or incumbency certificates with respect to the Company from the applicable authority(ies) dated no more than ten (10) Business Days prior to the Closing, and with respect to the FICE, the business license of such entity with current annual inspection stamps of branches of SAIC.

6.                              Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1                       Representations and Warranties. The representations and warranties of each Investor contained in Section 4 shall be true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2                       Performance. Each Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by each Investor on or before the Closing.

6.3                       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been passed and executed by the Investors.

7.                              Miscellaneous.

7.1                       Post Closing Covenants.

(i)                        Unless otherwise approved by a majority of the Board of the Company, the Founders shall cause Beijing Lanting to terminate the employment agreements with all employees currently employed by the Beijing Lanting engaged in the business of the Group Companies as soon as practicable, but in any event no later than June 30, 2010, and the FICE or other relevant Group Company shall enter into an employment agreement in a similar form with such employees selected by the applicable Group Company by June 30, 2010.

(ii)                     The Charter Documents of each of HK Subsidiary and the FICE shall be amended within 30 days of the Closing accordingly to be consistent with the Transaction Documents.

(iii)                  Each Founder and LIU Jun shall apply for and obtain an amendment to his/her SAFE registration certificates with the applicable Governmental Authorities within 30 days of the Closing in form and substance reasonably satisfactory to the Investors.

7.2                       Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction

Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

7.3                       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investors. This Agreement and the rights and obligations herein may not be assigned by an Investor without the written consent of the Company except to a parent corporation, a subsidiary, its fund manager or other funds managed by its fund manager. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4                       Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

7.5                       Dispute Resolution.

(i)                        Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)                     The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii)                  The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 7.5, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 7.5 shall prevail.

(iv)                 Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)                    The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)                 The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive Law.

(vii)              Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)           During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)                   The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(1)                                In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(2)                                The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(3)                                If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 7.5); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(4)                                Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(5)                                The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 7.5 where such objections are based solely on the fact that consolidation of the same has occurred.

7.6                       Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule IV (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7.6). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.7                       Survival of Warranties. The representations and warranties of the Warrantors contained in this Agreement shall survive any investigation made by any party hereto and the Closing shall terminate at the end of the second anniversary of the date of the Closing.

7.8                       Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

7.9                       Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. The Company shall pay or reimburse all reasonable costs and expenses incurred or to be incurred by GSR Ventures III, L.P. up to a maximum of US$50,000 upon the Closing, which shall include all legal, accounting, and administrative expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents. Without limiting any other rights or remedies available at law or in equity, if the Closing does not occur due to the reason the Company elects not to close the transactions contemplated by the Transaction Documents with the terms substantially the same as those set forth in the Term Sheet executed by the Company and other parties therein on May 29, 2009, the Company shall further bear all the costs and expenses incurred in connection with the transactions contemplated hereunder; otherwise, the Company and the Investors shall each bear its own costs and expenses incurred in connection with the transactions contemplated hereunder. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10                Finder’s Fee. Each Investor agrees, severally and not jointly, to indemnify and to hold harmless the Company and each other Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.11                Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.12                Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) each Founder, and (iii) each Investor. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

7.13                No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.14                Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

7.15                No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.16                Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies), (ix) the term “day” means “calendar day”, and “month” means calendar month, (x) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xi) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, and (xii) reference to an agreement means such agreement as amended from time to time.

7.17                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.18                Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof (including the Term Sheet among the Company, the Investors dated May 29, 2009), and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

7.19                GSR Seal. Notwithstanding anything to the contrary contained herein, this Agreement shall not come into effect unless the signature page of GSR Ventures III, L.P. is accompanied by its seal or chop.

7.20                Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the

English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. GROUP COMPANIES: LIGHTINTHEBOX HOLDING CO., LTD. By: Name: Title: Director LIGHT IN THE BOX LIMITED By: Name: Title: Director LANTING JISHI TRADE (SHENZHEN) CO. LTD. By: Name: Title: Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. FOUNDERS: GUO QUJI ZHANG LIANG WEN XIN FOUNDER HOLDING ENTITIES: WINCORE HOLDING LIMITED By: Name: Guo Quji Title: Director VITZ HOLDINGS LIMITED By: Name: Wen Xin Title: Director CLINET INVESTMENTS LIMITED By: Name: Zhang Liang Title: Director Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. INVESTORS: CEYUAN VENTURES II, L.P. By: Name: Title: CEYUAN VENTURES ADVISORS FUND II, LLC By: Name: Title: Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written. INVESTORS: GSR Ventures III, L.P. By: GSR Partners III, L.P. Its General Partner By: GSR Partners III, Ltd. Its General Partner By: Authorized Signatory Address: 101 University Ave, 4th Floor Palo Alto, CA 94301, USA Share Purchase Agreement

SCHEDULE I

List of Founders and Founder’s Holding Entities

				Number of
			Number of	Ordinary Shares
			Ordinary	Held by
			Shares Held by	Founder’s
	PRC		Founder’s	Holding Entity
	Identification	Founder’s Holding	Holding Entity	After the 2:3
Founder	Card Number	Entity	Before the Split	Share Split
Mr. Guo Quji (郭去疾), a PRC citizen	51010519750910 0012	Wincore Holdings Limited	7,037,037	10,555,555
Mr. Zhang Liang (张良), a PRC citizen	61030219761029 2034	Clinet Investments Limited	4,692,593	7,038,889
Mr. Wen Xin (文心), a PRC citizen	44030119800420 2314	Vitz Holdings Limited	4,692,593	7,038,889

SCHEDULE II

SCHEDULE OF INVESTORS

Name	Number of Series B Preferred Shares to be Purchased	Total Purchase Price Payable
Ceyuan Ventures II, L.P.	3,151,454	US$	2,026,904.5
Ceyuan Ventures Advisors Fund II, LLC	121,424	US$	78,095.5
GSR Ventures III, L.P.	14,249,847	US$	9,165,000
Total	17,522,725	US$	11,270,000

SCHEDULE III

DISCLOSURE SCHEDULE

SCHEDULE IV

NOTICES

If to the Group Companies:

Address:	北京市朝阳区建国门外大街 16 号东方瑞景 2 号楼 2902
2902, Park Avenue Intl. Apt. Tower 2, 16 JianGuoMenWai St. Chao Yang Dist., Beijing 100022
Tel:	010-65691295
Fax:	010-65691793
Attention:	文心

If to the Founders and the Founder Holding Entities:

Wincore Holdings Limited and/or GUO QUJI (郭去疾)
Address:	北京市海淀区五道口华清嘉园 18 幢 1 单元 201
Tel:	13911526695
Attention:	郭去疾

Clinet Investments Limited and/or ZHANG LIANG (张良)
Address:	北京市西城区西单横二条二号华恒大厦 717 室
Tel:	010-66062647
Fax:	010-66062719
Attention:	张良

Vitz Holdings Limited and/or WEN XIN (文心)
Address:	北京市朝阳区朝外大街怡景园 4 号楼 9E
Tel:	010-85624369
Fax:	010-85624369
Attention:	文心

If to the Investors:

Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC:
Address:	Ceyuan Ventures II, L.P. /
No. 35 Qinlao Hutong
Dongcheng District, Beijing
PRC 100009
Fax:	86-10-8402 0555
Attention:	Mr. Zhao Weiguo

GSR Ventures III, L.P.:

101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Attention: Richard Lim

EXHIBIT A

FORM OF MANAGEMENT RIGHTS LETTER

EXHIBIT B-1

FORM OF AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

EXHIBIT B-2

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

EXHIBIT C

FORM OF SHAREHOLDERS AGREEMENT

EXHIBIT D

FORM OF RIGHT OF FIRST REFUSAL & CO-SALE AGREEMENT

EXHIBIT E

FORM OF RESTRICTED SHARE AGREEMENT

Execution Copy

EXHIBIT F

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT G

FORM OF HONG KONG LEGAL OPINION